Exhibit 5.1

December 18, 2013

The Carlyle Group L.P.

1001 Pennsylvania Avenue, NW

Washington, DC 20004-2505

Ladies and Gentlemen:

We have acted as counsel to The Carlyle Group L.P., a Delaware limited partnership (the “Partnership”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Partnership with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to an aggregate of up to 2,194,516 common units representing limited partner interests in the Partnership (the “Exchange Units”) issuable upon exchange of partnership units in each of Carlyle Holdings I L.P., Carlyle Holdings II L.P. and Carlyle Holdings III L.P. (one partnership unit in each such limited partnership, collectively, a “Holdings Unit”). The Exchange Units may be issued upon exchange of Holdings Units from time to time as set forth in the Registration Statement, any amendment thereto, the prospectus contained therein (the “Prospectus”) and supplements to the Prospectus and pursuant to Rule 415 under the Securities Act.

We have examined the Registration Statement; the Exchange Agreement, dated as of May 2, 2012 (the “Exchange Agreement”), among Carlyle Group Management L.L.C., a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), the Partnership, the other Carlyle Entity Parties and the Carlyle Holdings Limited Partners from time to time party thereto; and the Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of May 8, 2012 (the “Partnership Agreement”), among the General Partner, and the limited partners party thereto (collectively, the “Limited Partners”). We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinion hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Partnership and the General Partner.

The Carlyle Group L.P.	December 18, 2013

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We have assumed further that the Limited Partners will not participate in the control of the business of the Partnership. Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that when the Exchange Units are issued upon exchange for Holdings Units in accordance with the Exchange Agreement, the Exchange Units will be validly issued and holders of the Exchange Units will have no obligation to make payments or contributions to the Partnership or its creditors solely by reason of their ownership of the Exchange Units.

We do not express any opinion herein concerning any law other than the Delaware Revised Uniform Limited Partnership Act.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP

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